TPG Specialty Lending, Inc.

January 31, 2012

TSL Advisers, LLC
301 Commerce Street
Suite 3300
Fort Worth, TX 76102

Ladies and Gentlemen,

Reference is made to the Subscription Agreement dated as of April 15, 2011 (the “Subscription Agreement”) between TPG Specialty Lending, Inc. (the “Company”) and TSL Advisers, LLC.  Pursuant to Section 7.04 of the Subscription Agreement, this letter agreement (the “Amendment”) amends certain terms of the Subscription Agreement.  Each capitalized term used and not otherwise defined herein shall have the meaning given to it in the Subscription Agreement.

1.           The parties hereto agree that references to “$54,500,000” in each of (i) the executed signature page of the Subscription Agreement and (ii) the first page of the Investor Suitability Questionnaire attached to the Subscription Agreement as Appendix A are hereby replaced with “$80,300,000.”

2.           In accordance with Section 7.04 of the Subscription Agreement, each party hereto agrees that all representations and warranties made by such party under the Subscription Agreement are hereby affirmed as of the date of this Amendment.

Except as expressly amended hereby, the provisions of the Subscription Agreement are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  This Amendment shall be effective on the date hereof.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Pages Follow]

If you are in agreement with the foregoing, please so indicate by signing below.

Sincerely,

TPG SPECIALTY LENDING, INC.

By: /s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

ACCEPTED AND AGREED TO AS OF THE
DATE FIRST ABOVE WRITTEN

TSL ADVISERS, LLC

By: /s/ Ronald Cami
Name: Ronald Cami
Title: Vice President